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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF KIRKLAND & ELLIS]

To Call Writer Directly:
        (212) 446-4800

                                 June 11, 2000

Nexstar Finance, L.L.C.
Nexstar Finance, Inc.
200 Abington Executive Park
Suite 201
Clarks Summit, PA  18411

          Re: Exchange Offer for $160,000,000 12% Senior Subordinated Notes due 2008 for up to $160,000,000 12% Series B Senior Subordinated
               ------------------------------------------------------------
               Notes due 2008
               --------------

Dear Ladies and Gentlemen:

          We have acted as counsel to Nexstar Finance, L.L.C. and Nexstar Finance, Inc. (together, the "Company") and each of the following entities who have guaranteed the Old Notes and the Exchange Notes: Entertainment Realty Corporation, Nexstar Broadcasting Group, Inc., Nexstar Broadcasting of Abilene, L.L.C., Nexstar Broadcasting of Beaumont / Port Arthur, L.L.C., Nexstar Broadcasting of Champaign, L.L.C., Nexstar Broadcasting of Erie, L.L.C., Nexstar Broadcasting of Joplin, L.L.C., Nexstar Broadcasting of Louisiana, L.L.C., Nexstar Broadcasting of Midland-Odessa, L.L.C., Nexstar Broadcasting of The Midwest, Inc., Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting of Peoria, L.L.C., Nexstar Broadcasting of Rochester L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C.; (together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $160,000,000 12% Senior Subordinated Notes due 2008 (the "Old Notes") for up to $160,000,000 12% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of March 17, 2001 by and among the Registrants, Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc. and The Bank of New York, as the Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $160,000,000 in aggregate principal amount is outstanding.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes,
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Nexstar Finance, L.L.C. and Nexstar Finance, Inc.
June 11, 2001
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(iii) the Registration Statement and exhibits thereto and (iv) the Registration
Rights Agreement, dated as of March 16, 2001, by and among the Registrants, Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Banc of America Securities LLC, Barclays Capital Inc., CIBC World Markets Corp. and First Union Securities, Inc.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

          Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

          (i) Each of Nexstar Finance, L.L.C. and Nexstar Finance, Inc. is in good standing under the laws of the State of Delaware.

          (ii) The sale and issuance of the Exchange Notes has been validly authorized by the Company.

          (iii) When the Exchange Notes are issued pursuant to the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Registrants and the Indenture will be enforceable in accordance with its terms.

          Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) except for purposes of the opinion in paragraph (i), any laws except the laws of the State of New York.

          We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.
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Nexstar Fianance, L.L.C. and Nexstar Finance, Inc.
June 11, 2001
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          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

          This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.


                                                        Yours very truly,

                                                        Kirkland & Ellis